Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com

May 16, 2013

AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309

AGL Capital Corporation
2215-B Renaissance Drive
Las Vegas, Nevada 89119

Re:	AGL Resources Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to AGL Resources Inc., a Georgia corporation (the “Guarantor”), and as special counsel to AGL Capital Corporation, a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of its 4.40% Senior Notes due 2043 in the aggregate principal amount of $500,000,000 (the “Notes”) and the related guarantee thereof by the Guarantor (the “Guarantee”). The Notes will be issued pursuant to an indenture dated as of February 20, 2001, among the Company, as issuer, the Guarantor, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A., as successor in interest to The Bank of New York), as trustee (the “Indenture”). The offer and sale of the Notes and the Guarantee have been registered pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-168901, 333-168901-01, and 333-168901-02) filed by the Company, the Guarantor and one of their affiliates (the “Registration Statement”). The Company and the Guarantor have entered into an Underwriting Agreement dated as of May 13, 2013, by and among the Company, the Guarantor, J.P. Morgan Securities LLC, for itself and on behalf of the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Notes and the Guarantee. Capitalized terms not defined herein shall have such meanings as are set forth in the Underwriting Agreement.

In our capacity as counsel to the Guarantor and the Company, we have examined the Registration Statement. We also have examined originals, or duplicates or conformed copies, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Guarantor and the Company.

During the course of such examination and review, and in connection with furnishing the opinions set forth below, we have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. We are familiar with the proceedings taken and proposed to be taken by the Guarantor and the Company in connection with the authorization and issuance of the Notes and the Guarantee, and, for the purposes of this opinion letter, we have assumed that any future, similar or other required proceedings will be timely completed in the manner presently contemplated.

To the extent that the obligations of the Guarantor and the Company under the Notes may be dependent upon such matters, we assume for purposes of this opinion letter that (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Notes have been authorized by all necessary corporate action on the part of the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The Guarantee has been authorized by all necessary corporate action on the part of the Guarantor and, when the Guarantee is executed by the Guarantor and delivered in the manner contemplated by the Underwriting Agreement and the Indenture, and when the Notes are executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Guarantee will be the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding preferential transferees); (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability of contractual provisions providing for choice of governing law; (iv) the unenforceability of provisions purporting to waive certain rights of guarantors; (v) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (vi) the unenforceability of provisions purporting to require arbitration of disputes, and (vii) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions expressed herein are limited to, the federal law of the United States of America, the laws of the States of Georgia and New York. We express no opinion with respect to the laws of any other jurisdiction. For purposes of the opinions provided above, we have relied upon the opinion of Woodburn and Wedge, counsel for the Company, with respect to matters governed by the laws of the State of Nevada, a copy of which opinion has been filed as Exhibit 5.2 to the Guarantor's Current Report on Form 8-K, dated May 16, 2013, which is incorporated by reference in the Registration Statement.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur that could affect the opinions contained herein.

This opinion letter is being furnished in connection with the offer and sale of the Notes and the Guarantee pursuant to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). We hereby consent to your filing this opinion as an exhibit to the Guarantor's Current Report on Form 8-K, dated May 16, 2013, which is incorporated by reference in the Registration Statement, and to the reference to our firm contained under the caption "Validity of the Senior Notes" in the prospectus included therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Troutman Sanders LLP